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                                                                   EXHIBIT 10.41
                                                                   -------------

                              CONSULTING AGREEMENT
                              --------------------


         This Consulting Agreement ("Agreement") is made as of the 20th day of December, 2005 by and between TriMedia Entertainment Group, Inc. (hereinafter referred to as the "Company"") and Walt Beach, 1000 Conestoga Road, Apt. B, Bryn Mawr, PA 19010 ("Consultant").

                               W I T N E S E T H:

         WHEREAS, Consultant shall provide financial, corporate, advisory and consulting services to the Company for general corporate finance and strategic business development; and

         WHEREAS, the Company wishes to retain Consultant for Consulting Services until December 31, 2006, unless extended by mutual agreement; and

         WHEREAS, Consultant agrees to provide consulting services to the Company;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings set forth in this Agreement, intending to be legally bound, the parties by their proper and authorized officers, agree as follows:


1. Engagement. Company does hereby engage Consultant as a consultant and Consultant does hereby accept such engagement, upon the terms and conditions set forth hereafter.


2. Term. The term of this Agreement shall commence as of December 20, 2005 and shall continue until December 31, 2006, unless sooner terminated in accordance with Section 6 hereof ("Term"). The parties hereto may extend the Term for such period as mutually agreed upon.


3. Consulting Services.

3.1 During the Term of this Agreement and to the best of the Consultant's ability, Consultant shall provide the services for advisory and consulting services to the Company, as requested by the Board of Directors of the Company and/or the Chief Executive Officer of the Company, with respect to the following:

         3.1.1 General corporate finance and strategic business development.

         3.1.2 Such other matters relating to the business of the Company as the Board of Directors of the Company or the Chief Executive Officer of the Company may, from time to time, reasonably request.


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3.2 Consultant shall determine and devote such business skill, time and effort as may be required to fulfill Consultant's duties hereunder, on a non-exclusive basis to the Company. Consultant warrants and represents that Consultant has no outstanding agreement or obligation that would preclude Consultant from complying with the provisions hereof.

3.3 Consultant shall communicate with the Chief Executive Officer of the Company and such other parties as the Board of Directors of the Company may designate.


4. Compensation

4.1 The Company shall pay the Consultant a consulting fee of one million five hundred thousand (1,500,000) shares of Company common stock upon commencement of this agreement ("Consulting Fee"). All shares issued pursuant to this Agreement have not been registered and shall carry the appropriate restrictive legends under the Securities Act of 1933, as amended. Consultant shall be solely responsible for any and all tax liabilities he may incur related to this issuance and receipt of these shares. The Company and Consultant have entered a Subscription Agreement dated December 20, 2005 between the Company and Consultant relating to the issuance of Company shares.

4.2 The Consultant may qualify for additional performance bonuses related to consulting services rendered, in such case, any performance bonus could be negotiated between the parties on a per occurrence basis.

5. Additional Benefits. The Company shall pay any out-of-pocket expenses incurred by Consultant, in providing the consulting services pursuant to this Agreement provided the Company approves any such expenses in writing and in advance and the Consultant submits documentation supporting the request for reimbursement of expenses.

6. Termination. This Agreement and the Company's liability and obligations hereunder shall terminate as follows:

6.1 Cause. The Company may discharge the Consultant for Cause and thereby immediately terminate his services under this Agreement. For purposes of this Agreement, Company shall have "Cause" to terminate the Consultant's services hereunder if the Consultant,

         6.1.1 Materially breaches any terms under this Agreement provided that Consultant is given written notice of such breach and 5 days to cure such breach.

7. Miscellaneous.

7.1 Any notice, request, demand or other communication required or permitted to be given under this Agreement will be sufficient if in writing and if delivered personally, or sent by an internationally recognized public courier or by the United States Postal Service, return receipt requested, addressed as follows:

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         If to Company:
         --------------

         TriMedia Entertainment Group, Inc.
         1080 N. Delaware Avenue
         Philadelphia, PA 19125
         Attention:  Chris Schwartz, Chief Executive Officer

         If to Consultant:
         -----------------

         Walt Beach
         1000 Conestoga Road, Apt. B
         Bryn Mawr, PA 19010

         Any such notice will be deemed to be given on the date delivered or two days after the date dispatched if sent by courier in the manner provided above.

7.2 The relationship of Consultant to Company is that of an independent contractor and neither Consultant nor its agents or employees shall be considered employees or agents of the Company. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or grant of a franchise between Company and Consultant. Consultant shall not have the right to bind Company to any obligation to third parties.

7.3 No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise hereof.

7.4 This Agreement shall be binding and inure to the benefit of the parties and their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by the Consultant.

7.5 This Agreement constitutes the entire understanding and agreement between Company and Consultant regarding its subject matter and supersedes all prior negotiations and agreements, whether oral or written, between them with respect to its subject matter.

7.6 The headings of the various sections and paragraphs have been included herein for convenience an7 shall not be construed in interpreting this Agreement.

7.7 If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless, remain in full force and effect in all other circumstances.


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7.8 This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7.9 The Consultant shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other consulting contracts or otherwise.


         IN WITNESS WHEREOF, this Agreement has been executed by the Consultant and on behalf of the Company by its duly authorized officer on the date first above written.



                  COMPANY:

                  TriMedia Entertainment Group, Inc.


                  By: /s/ Christopher Schwartz
                     ------------------------------------------
                          Christopher Schwartz,
                          President and Chief Executive Officer



                  CONSULTANT:

                  Walt Beach


                  By: /s/ Walt Beach
                     ------------------------------------------
                          Walt Beach



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